Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No.2 to Form S-1 of Fortune Rise Acquisition Corporation of our report dated March 12, 2021, except for Notes 4 and 5 which are dated June 24, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Fortune Rise Acquisition Corporation as of February 19, 2021 and for the period from February 1, 2021 (date of inception) through February 19, 2021 included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

July 16, 2021